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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Fortress Investment Corp. on Form S-11 of our report dated September 3, 1998, appearing in the Prospectus, which is part of this Registration Statement relating to the financial statement of Fortress Investment Corp., and of our report dated August 5, 1998 relating to the financial statement of "The Properties Known as the Initial GSA Properties" appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP

New York, New York
September 8, 1998